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                                                                      EXHIBIT 21

                 SUBSIDIARIES OF SBA COMMUNICATIONS CORPORATION

NAME                              RELATIONSHIP                                    JURISDICTION
----------------------------      --------------------------------------------    ------------
SBA Telecommunications, Inc.      100% owned by SBA Communications Corporation    Florida
SBA Network Services, Inc.        100% owned by SBA Telecommunications, Inc.      Florida
SBA Towers, Inc.                  100% owned by SBA Telecommunications, Inc.      Florida
SBA Properties, Inc.              100% owned by SBA Telecommunications, Inc.      Florida
SBA Sites, Inc.                   100% owned by SBA Telecommunications, Inc.      Florida
SBA Leasing, Inc.                 100% owned by SBA Telecommunications, Inc.      Florida

     As of December 31, 2002, SBA Telecommunications, Inc. owned, directly and indirectly, twelve additional subsidiaries, nine of which are incorporated in U.S. jurisdictions and three of which are organized in foreign jurisdictions. These subsidiaries, in the aggregate as a single subsidiary, would not constitute a "Significant Subsidiary" as defined in Rule 405 under the Securities Act as of December 31, 2002.